Exhibit 3(i)

ENTERGY GULF STATES, INC.

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STATEMENT OF RESOLUTION OF BOARD OF DIRECTORS ESTABLISHING
AND DESIGNATING A SERIES OF PREFERENCE STOCK AS SERIES A 8.25%
PREFERENCE STOCK, WITHOUT PAR VALUE, AND FIXING
DIVIDEND AND OTHER PREFERENCES AND RIGHTS OF SUCH SERIES

___________________

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS:

Entergy Gulf States, Inc., pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

    The name of the Corporation is ENTERGY GULF STATES, INC.

    The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation on November 28, 2007:

    WHEREAS, the Board of Directors of this Corporation pursuant to authority vested in it by the Restated Articles of Incorporation, as amended, proposes to establish 100,000 shares of this Corporation's Preference Stock, Without par value, as a series thereof and to designate the same as Series A 8.25% Preference Stock, Without par value and to determine the relative rights and preferences thereof; and

    WHEREAS, Article 2.13 of the Texas Business Corporation Act provides, in effect, that, upon the filing by the Corporation with the Secretary of State of the State of Texas of a statement pursuant to said Article 2.13 the resolution establishing and designating a series of preference stock and fixing and determining the preferences, limitations, and relative rights thereof, such resolution shall become an amendment of the Restated Articles of Incorporation, as amended.

    NOW THEREFORE BE IT

    RESOLVED, that

      The next succeeding resolutions be inserted in Article VI of the Restated Articles of Incorporation, as amended, of this Corporation immediately following paragraph 13a. thereof, and be numbered 13b. and bear the title Series A 8.25% Preference Stock, Without par value.

      100,000 shares of authorized stock classified as Preference Stock, Without par value, as provided in Paragraph A of Article VI of the Restated Articles of Incorporation, as amended, shall constitute a series of Preference Stock, Without par value, and are designated as Series A 8.25% Preference Stock, Without par value; the fixed dividend rate, issued quarterly, on the shares of such series is 8.25% of the fixed liquidation price per annum, and such dividends are cumulative from the date of original issue with the first dividend payable March 15, 2008; such shares may be redeemed by the Corporation in whole or in part, upon not less than 30 nor more than 60 days' notice, on or after December 15, 2015, and the fixed redemption price on the shares of such series for such redemption, is $100 per share. No shares of the Series A 8.25% Preference Stock, Without par value, may be redeemed in whole or in part prior to December 15, 2015.

      The fixed liquidation price for the shares of such series is $100 per share.

      The Series A 8.25% Preference Stock, Without par value, has no exchange or conversion rights except as described below in the fifth paragraph of this section B.

      The amount of consideration received by the Corporation for issuance of the Series A 8.25% Preference Stock, Without par value, that exceeds $100 per share, if any, shall be allocated to capital surplus, the balance to constitute stated capital. A vote of one vote per share is hereby fixed for each share of Series A 8.25% Preference Stock, Without par value, on such matters, and only such matters, as to which the shares of such series are entitled to vote under the Restated Articles of Incorporation, as amended, or by law.

      Holders of the Series A 8.25% Preference Stock acknowledge and agree that, without any additional action or consent on the part of the any holder of Series A 8.25% Preference Stock, (i) the Corporation may undertake a merger under Texas law as a result of which certain of its assets and liabilities shall be allocated to and vested in a new Texas corporation all of the stock of which shall be issued directly to the sole owner of the Corporation's common stock, Entergy Corporation, and (ii) after such merger, the Corporation may be merged with or converted into a Louisiana limited liability company with an operating agreement substantially in the form attached hereto as Exhibit A (the "Operating Agreement") and that the terms of such merger or conversion may provide that each share of Series A 8.25% Preference Stock shall automatically convert into a unit of Series A 8.25% Preferred Membership Interest having the terms and conditions set forth in the Operating Agreement.

      E. Renae Conley, President and Chief Executive Officer - Louisiana, Joseph F. Domino, President and Chief Executive Officer - Texas, Robert D. Sloan, Executive Vice President, General Counsel and Secretary, Leo P. Denault, Director, Senior Vice President and Chief Accounting Officer, Steven C. McNeal, Vice President and Treasurer, Jay A. Lewis, Vice President and Chief Financial Officer, Frank Williford, Assistant Treasurer, and Paul A. Castanon, Assistant Secretary of the Corporation are authorized to execute a statement in substantially the form submitted herewith and bearing the caption "Statement of Resolution of Board of Directors Establishing and Designating A Series of Preference Stock as Series A 8.25% Preference Stock, Without Par Value, and Fixing Dividend and Other Preferences and Rights of Such Series", and such statement executed by one of the officers signing the same, be delivered in the form of an original and a copy, to the Secretary of State of the State of Texas, pursuant to the provisions of Articles 2.13 of the Texas Business Corporation Act.

      The incorporation by reference of the foregoing resolution fixing and determining the relative rights and preferences of the Series A 8.25% Preference Stock on the face or back of certificates representing shares issued by this Corporation is hereby authorized.

    This statement does not relate to an increase or decrease in the number of shares of any series of shares.

    This statement does not relate to the elimination of a series of shares.

    The resolutions copied in paragraph 1 above were duly adopted by all necessary action on the part of the Corporation.

Dated: November 29, 2007                                                                                                 ENTERGY GULF STATES, INC.

By /s/ Paul A. Castanon
Name: Paul A. Castanon
Title: Assistant Secretary